Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 1, 2024, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of WiSA Technologies, Inc. for the year ended December 31, 2023.

/s/ BPM LLP
San Jose, California
July 26, 2024